Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:	Broadgate Consultants, LLC
	Brent Anderson	Jane Hays	Alan Oshiki
	Director Investor Relations	Vice President-Corp. Develop.	Managing Director
	(972) 543-8207	(972) 543-8123	(212) 232-2354

Meritage Homes Corporation Announces Resignation of John R. Landon

Steven J. Hilton to Continue as Chairman/CEO

Dallas and Scottsdale, Arizona (May 18, 2006) – Meritage Homes Corporation (NYSE: MTH) today announced that John R. Landon, its Co-Chairman and Co-Chief Executive Officer, has resigned as an officer, effective immediately, to pursue other interests. Mr. Landon has been with Meritage since 1997.

Mr. Hilton stated, “Over the past nine years, John Landon has provided invaluable leadership, helping to build Meritage into the 13th largest homebuilder in the United States. We wish him well in his new endeavors and thank him for his many contributions.”

Among other significant company accomplishments, during Landon’s tenure, Meritage experienced:

•                  a 45% compounded annual growth rate in its revenues over the period from 2000 to 2005;

•                  a 48% compounded annual growth rate in its net earnings over the same period; and

•                  a substantial increase in market capitalization to $1.6 billion over the same period.

Mr. Hilton continued, “Our Company’s mission and strategy remain unchanged. We expect to continue executing the successful business model that has driven eighteen consecutive years of revenue and earnings growth.”

Mr. Peter Ax, lead director, said, “Meritage has been very fortunate to have two talented leaders for the past several years. We are highly confident in Mr. Hilton’s ability to lead the Company going forward, especially with the support of very capable managers that we have at all levels in the organization.”

Before joining Meritage in 1997, Mr. Landon served as Chief Executive Officer of Texas-based Legacy Homes, a company he founded in 1987. Legacy Homes merged with Monterey Homes to form Meritage Homes in 1997.

Mr. Landon stated, “I am very proud of my contributions in growing the company to where it is today, and I am grateful to have led many outstanding employees, many of whom I worked with for almost 20 years. I wish them and Meritage continued success. At the same time, I look forward to pursuing my other business interests.”

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S.; was named to Forbes’ “Platinum 400 - Best Big Companies in America” for the third consecutive year; moved up the FORTUNE 1000 list the last three years and been on FORTUNE’s “Fastest Growing Companies in America” list five of the last seven years; and is an S&P SmallCap 600 company. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our prospects for the future. Such statements are based upon a number of assumptions, which are subject to significant risks and uncertainties. These assumptions may change at any time, and actual results may differ from those set forth in the forward-looking statements. As disclosed in our Form 10-K for the year ended December 31, 2005, demand has moderated in some of our markets with respect to orders and sales prices, order cancellations in certain markets have increased, and we expect prices in some of our other more robust markets will moderate during the remainder of 2006 and beyond. We are monitoring these developments and potential impacts. To the extent there is a continued or more pronounced slowdown in one or more of our significant markets, it could have a material adverse effect on our projections and results of operations. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, pace of sales orders, cancellation rates and home prices in our markets; interest rates and changes in the availability and pricing of residential mortgages; a decline in housing affordability; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions including Colonial Homes of Florida and Greater Homes, Inc.; our increased investments in land acquisitions and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange

Commission, including those set forth in our Form 10-K for the year ended December 31, 2005 under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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